CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. ANNOUNCES
FIRST QUARTER 2006 RESULTS

Palatine, IL, April 26, 2006: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced a net loss of $4.2 million or $0.01 per share for the quarter ending March 31, 2006 compared to a net loss of $1.9 million or $0.09 per share for the same period in 2005. Included in the 2006 and 2005 results is a non cash compensation charge of $2.8 million and $0.4 million, respectively, for stock compensation expense pertaining to the Company’s issued and outstanding stock options and restricted stock units. Highlights of the Company’s consolidated balance sheets and statements of operations appear below. Detailed financial statements are included in the Company’s Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission.

Cash Reserves Update

The Company estimates that its current cash reserves, including the net proceeds from the March 2006 Bridge Loan, will fund product development and licensing activities through mid May, 2006. To continue operating thereafter, the Company must raise additional financing or enter into appropriate collaboration agreements with third parties providing for cash payments to the Company. No assurance can be given that the Company will be successful in obtaining any such financing or in securing collaborative agreements with third parties on acceptable terms, if at all, or if secured, that such financing or collaborative agreements will provide for payments to the Company sufficient to continue funding operations. In the absence of such financing or third-party collaborative agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc., together with its subsidiary, is a specialty pharmaceutical company primarily engaged in research, development and manufacture of innovative abuse deterrent, abuse resistant and tamper resistant formulations ("Aversion® Technology") intended for use in orally administered opioid-containing pharmaceutical products.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund continued product development and operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties and the challenges inherent in new product development, including obtaining regulatory approvals. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended
	March 31,
	2006	2005
Operating Costs
Research and Development	$1,506	$953
Selling, Marketing, General and Administrative	2,421	955
Loss from Operations	(3,927)	(1,908)

Other Income (Expense)
Interest Expense	(225)	(126)
Interest Income	4	15
(Loss) Gain on Asset Disposals	(7)	70
Other	-	1
Net Loss	$(4,155)	$(1,948)

Basic and Diluted Loss Per Common Share	$(0.01)	$(0.09)

Weighted Average Number of Outstanding Common Shares	329,304	22,336

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	At March 31,	At December 31,
	2006	2005
Current Assets	$742	$444
Property, Plant and Equipment, Net	1,305	1,341
Other Assets	7	7
Total Assets	$2,054	$1,792

Current Liabilities	4,365	2,922
Long Term Debt, Net	5,026	5,032
Stockholders' Deficit	(7,337)	(6,162)
Total Liabilities and Stockholders' Deficit	$2,054	$1,792